MobilePro Corp 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817

PRESS RELEASE
FOR IMMEDIATE RELEASE

MobilePro Corp. Signs LOI To Acquire
National Internet Services Provider

Deal expected to be accretive to Mobilepro 2004 Earnings

Bethesda, MD, December 24, 2003 – MobilePro Corp. (OTCBB: MOBL) announced today the company has signed a letter of intent to acquire Nationwide Internet, a national Internet services provider based in Hurst, Texas. The completion of the transaction is subject to the signing of definitive agreements and customary closing conditions. The terms of the transaction were not disclosed.

Jay Wright, MobilePro President and CEO, said, “We are very pleased with the prospect of Jack Beech and his highly capable management team becoming part of MobilePro. Jack and his team have built a strong, profitable business with excellent broadband capability. We expect this acquisition to be accretive to Mobilepro’s earnings in 2004. This transaction represents an important step in fulfilling our commitment to build value for MobilePro shareholders.”

“I look forward to working with Jay in helping to build Mobilepro into a large, profitable company,” said Jack Beech, founder and CEO of Nationwide Internet. “Being part of a growing public company with the opportunity to acquire additional businesses was an important factor in my deciding to sell my business.”

Founded in 1993, Nationwide Internet offers complete broadband and dialup Internet access for individuals and businesses with a full range of connections including DSL, Dialup, T1 and T3 as well as hosting and collection services. The company provides Internet services in over 30 states. The company concentrates on offering technical muscle and know-how with strong customer support and infrastructure.

Wright also added, “We are reviewing the proposed acquisition of Constellation Networks Corporation (CNC) which was previously announced by the former management and expect to make a definitive announcement in January as to whether we intend to proceed with that transaction.”

An investment profile about MobilePro Corp. may be found online at www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website www.hawkassociates.com.

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including the Company’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the Company to alter its present business strategy, the Company’s ability to attract management capable of implementing the Company’s existing or future business strategy and the risk factors set forth in the Company’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statement as a result of these factors or others.